UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

SOURCE INTERLINK COMPANIES, INC.

(Exact name of registrant as specified in this charter)

Delaware	001-13437	20-2428299
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

27500 Riverview Center Blvd., Suite 400, Bonita Springs, FL 34134

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, including area code:  (239) 949-4450

Not applicable

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

Credit Agreements

On August 1, 2007 (the “Closing Date”), Source Interlink Companies, Inc. (“Source”) entered into three new credit facilities: a six-year $300 million senior secured asset-based revolving loan, a seven-year $880 million senior secured term loan, and a one-year $465 million senior subordinated bridge loan.  On the Closing Date, Source used the proceeds of the new facilities (i) to pay off existing debt, (ii) for the purchase price of the Acquisition, as defined in Item 2.01 below, (iii) to pay related fees and expenses and (iv) for general corporate purposes.

The terms of the new credit facilities are set forth in three separate agreements (i) a Revolving Credit Agreement, dated as of August 1, 2007, by and among Source, certain subsidiaries of Source as guarantors, Citicorp North America, Inc. (“CNAI”) as administrative agent and collateral agent, JP Morgan Chase Bank, N.A. (“JPMC”) as syndication agent, and the lenders from time to time party thereto; (ii) a Term Loan Agreement, dated as of August 1, 2007, by and among Source, certain subsidiaries of Source as guarantors, CNAI as administrative agent and collateral agent, JPMC as syndication agent, and the lenders from time to time party thereto; and (iii) a Senior Subordinated Bridge Loan Agreement, dated as of August 1, 2007, by and among Source, certain subsidiaries of Source as guarantors, CNAI as administrative agent and collateral agent, JPMC as syndication agent, and the lenders from time to time party thereto (collectively, the “Credit Agreements”).  Each of the Credit Agreements is attached as an exhibit to this Form 8-K.

Amounts outstanding under the Revolving Credit Agreement bear interest at either 0.50 percent per annum above the quoted base rate or 1.50 percent per annum above specified Eurodollar rates, at Source’s option.  The is no mandatory amortization of the revolving loans, which must not exceed a borrowing base.

The term loans bear interest at either 2.25 percent per annum above the base rate or 3.25 percent per annum above specified Eurodollar rates, at Source’s option.  Term loans must be paid-in quarterly installments of 1.0 percent per annum of the original principal amount, with the balance due at maturity.  The Term Loan Agreement requires Source to maintain a consolidated senior secured leverage ratio that declines over time.

Interest under the Senior Subordinated Bridge Loan Agreement accrues at either 3.75 percent per annum above the base rate or 4.75 percent per annum above specified Eurodollar rates, at Source’s option, and increases every three months by 0.50 percent per annum, but cannot exceed 11.25 percent per annum.  If bridge loans remain outstanding for more than one year, lenders under the Senior Subordinated Bridge Loan Agreement may exchange their loans for senior subordinated notes governed by an indenture having generally the same terms as the Senior Subordinated Bridge Loan Agreement.

Obligations under the Revolving Loan Agreement and Term Loan Agreement are secured by substantially all of Source’s and its subsidiaries’ assets, subject to an intercreditor agreement providing generally that inventory and receivables of Source and it’s subsidiaries are pledged first to support the revolving loan obligations, and the other assets of Source and its subsidiaries are pledged first to support the term loan obligations.  In addition to the obligations described above, under each of the Credit Agreements, Source is subject to various affirmative and negative covenants and reporting obligations in favor of the lenders, including, among others, restrictions on indebtedness, liens, investments, fundamental changes, asset dispositions, affiliate transactions and dividends.  Source also has agreed to maintain its properties and existence, comply with laws, maintain records, allow inspections by lenders and comply with its contractual obligations, subject to specified exceptions.  Events of default include nonpayment of amounts due to the lenders, violation of covenants, change of control, default under other indebtedness, judgments and specified insolvency-related events, subject, in certain instances, to specified thresholds, cure periods and/or exceptions.  If an event of default occurs and is continuing the lenders may declare the commitments to be terminated and the loans to be due, and may exercise all rights and remedies available under law, including remedies against the pledged collateral.

Source’s obligations under each of the Credit Agreements are guaranteed by all of Source’s active domestic subsidiaries.  Source’s obligations under the Senior Subordinated Bridge Loan Agreement are subordinated to its obligations under the Revolving Credit Agreement and/or the Term Loan Agreement.

Some lenders may participate as lenders under more than one of Source’s three new credit facilities.  In addition, CNAI is the collateral agent under the Revolving Credit Agreement and the Term Loan Agreement, and the administrative agent under each of the Credit Agreements.

Employment Agreement

In anticipation of completing the Acquisition (as defined below), the Company entered into an employment agreement with Steven R. Parr on June 27, 2007.  The employment agreement, attached as an exhibit to this Form 8-K, provides that Mr. Parr will continue to serve as the President of Enthusiast Media (as defined below).  The term of the employment agreement extends through July 1, 2010, unless earlier terminated in accordance with its terms.  Under the terms of the employment agreement, Mr. Parr is entitled to receive a base salary of (i) $620,000 during the period from August 1, 2007 through June 30, 2008, (ii) $640,000 during the period from July 1, 2008 through June 30, 2009 and (iii) $660,000 during the period from July 1, 2009 through June 30, 2010.  Starting with the full 2008 calendar year, Mr. Parr will participate in the Company’s bonus plan at a target opportunity of 75% of his annual base salary.  Mr. Parr is also eligible to participate in the Company’s healthcare, retirement and other benefits plans offered by the Company with respect to the Company’s executive officers generally.  Additionally, Mr. Parr is eligible to participate in the Company’s executive stock option plan, as determined the Company’s board of directors, and will be granted 150,000 stock options under such plan.

If Mr. Parr is terminated without cause prior to July 1, 2010, then Mr. Parr is entitled to the greater of (i) the aggregate amount, less any applicable withholding taxes, equal to his remaining base salary from the date of termination up to and including July 1, 2010, plus his target bonus for any applicable calendar years in whole or pro rata; or (ii) the aggregate amount, less any applicable withholding taxes, equal to 12 month’s base salary at the rate being paid on the date of termination plus his target bonus for the calendar year in which such termination occurs.  If Mr. Parr is terminated without cause after July 1, 2010, Mr. Parr is entitled to receive the amount set forth in clause (ii) immediately above.

Item 2.01—Completion of Acquisition or Disposition of Assets.

On August 1, 2007, Source completed its acquisition (the “Acquisition”) of PRIMEDIA Enthusiast Media Inc. (“Enthusiast Media”), one of the largest providers of print and digital content to the enthusiast community in the United States, from Consumer Source, Inc. (“Consumer”) for a purchase price of approximately $1.178 billion in cash, subject to post closing adjustments.  The Acquisition was effectuated pursuant to a stock purchase agreement (the “Purchase Agreement”) dated as of May 13, 2007, by and between, Consumer and PRIMEDIA, Inc. (“Primedia”).  Other than the Purchase Agreement, there are no material relationships between Source and Primedia or any of their respective affiliates and the purchase price consideration was determined by an arm’s length bidding process.

In connection with the Acquisition, Source indirectly acquired 80.1% of Automotive.com, Inc. (“Automotive.com”), a subsidiary of Enthusiast Media.  In accordance with the Purchase Agreement, Source assumed Primedia’s obligations to make certain payments to the minority shareholders of Automotive.com, as provided for in the Automotive.com, Inc. Stockholders Agreement (the “Automotive.com Stockholders Agreement”), dated as of November 15, 2005, by and among PRIMEDIA Inc., Automotive.com, and the certain Automotive.com shareholders and options holders.  Source may acquire the remaining 19.9% of Automotive.com’s stock in 2009 or 2010, subject to certain rights held by Automotive.com’s minority shareholders.  The settlement price for the remaining 19.9% interest is based on a measure of Automotive.com’s earnings in the fiscal year prior to settlement.

Additionally, Source has assumed Primedia’s obligations under the provisions of the Automotive.com Stockholders Agreement to make quarterly payments to the minority shareholders of Automotive.com, as defined in the Automotive.com Stockholders Agreement.  These additional payments are paid within 45 days of the end of each calendar quarter, with the last payment to be made within 45 days of the quarter ending December 31, 2008, or December 31, 2009, if an election is made by the minority shareholders of Automotive.com.

The foregoing description of the Automotive.com Stockholders Agreement and related obligations do not purport to be complete and are qualified in their entirety by reference to the full text of the Automotive.com Stockholders Agreement, which is filed as an Exhibit hereto and is incorporated by reference herein.

Item 5.02 —Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

For the consideration of the board of directors, the Company’s management intends to nominate Mr. Parr to serve as an executive vice president of the Company.

Item 9.01 — Financial Statements and Exhibits.

Audited and proforma financial information regarding the Company and Enthusiast Media will be filed in a subsequent Form 8-K Report within the timeframe allowed.

(d)                               Exhibits

10.70                   Revolving Credit Agreement, dated as of August 1, 2007, by and among Source Interlink Companies, Inc., certain subsidiaries of Source Interlink Companies, Inc. as guarantors, Citicorp North America, Inc. as administrative agent and collateral agent, JP Morgan Chase Bank, N.A. as syndication agent, and the lenders from time to time party thereto.

10.71                   Senior Subordinated Bridge Loan Agreement, dated as of August 1, 2007, by and among Source Interlink Companies, Inc., certain subsidiaries of Source Interlink Companies, Inc. as guarantors, Citicorp North America, Inc. as administrative agent and collateral agent, JP Morgan Chase Bank, N.A. as syndication agent, and the lenders from time to time party thereto.

10.72                   Term Loan Agreement, dated as of August 1, 2007, by and among Source Interlink Companies, Inc., certain subsidiaries of Source Interlink Companies, Inc. as guarantors, Citicorp North America, Inc. as administrative agent and collateral agent, JP Morgan Chase Bank, N.A. as syndication agent, and the lenders from time to time party thereto.

10.73                   Employment Agreement by and between Steven R. Parr and Source Interlink Companies, Inc., dated as of June 27, 2007.

10.74                   Automotive.com, Inc. Stockholders Agreement, dated November 15, 2005, by and among PRIMEDIA Inc., Automotive.com, Inc. and certain holders of common stock and options of Automotive.com, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 7, 2007	SOURCE INTERLINK COMPANIES, INC.

	By:	/s/ Marc Fierman
Marc Fierman
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.70                   Revolving Credit Agreement, dated as of August 1, 2007, by and among Source Interlink Companies, Inc., certain subsidiaries of Source Interlink Companies, Inc. as guarantors, Citicorp North America, Inc. as administrative agent and collateral agent, JP Morgan Chase Bank, N.A. as syndication agent, and the lenders from time to time party thereto.

10.71                   Senior Subordinated Bridge Loan Agreement, dated as of August 1, 2007, by and among Source Interlink Companies, Inc., certain subsidiaries of Source Interlink Companies, Inc. as guarantors, Citicorp North America, Inc. as administrative agent and collateral agent, JP Morgan Chase Bank, N.A. as syndication agent, and the lenders from time to time party thereto.

10.72                   Term Loan Agreement, dated as of August 1, 2007, by and among Source Interlink Companies, Inc., certain subsidiaries of Source Interlink Companies, Inc. as guarantors, Citicorp North America, Inc. as administrative agent and collateral agent, JP Morgan Chase Bank, N.A. as syndication agent, and the lenders from time to time party thereto.

10.73                   Employment Agreement by and between Steven R. Parr and Source Interlink Companies, Inc., dated as of June 27, 2007.

10.74                   Automotive.com, Inc. Stockholders Agreement, dated November 15, 2005, by and among PRIMEDIA Inc., Automotive.com, Inc. and certain holders of common stock and options of Automotive.com, Inc.